As filed with the Securities and Exchange Commission on May 22, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cross Country Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-4066229
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6551 Park of Commerce Boulevard, N.W. Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

Cross Country Healthcare, Inc. 2024 Omnibus Incentive Plan
(Full title of the plan)
Susan E. Ball
Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary
Cross Country Healthcare, Inc.
6551 Park of Commerce Boulevard, N.W.
Boca Raton, Florida 33487
(Name and address of agent for service)
(561) 998-2232
(Telephone number, including area code, of agent for service)
Copies of Correspondence to:

Joanne R. Soslow
Celia A. Soehner
Morgan, Lewis & Bockius LLP
2222 Market Street
Philadelphia, Pennsylvania 19103-3007

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
On March 22, 2024, subject to stockholder approval, the Board of Directors (the “Board”) of Cross Country Healthcare, Inc. (the “Company”) adopted the Cross Country Healthcare, Inc. 2024 Omnibus Incentive Plan (the “Plan”). The Plan was subsequently approved by the Company’s stockholders at the Company’s 2024 Annual Meeting of Stockholders held on May 14, 2024 (the “Effective Date”). The number of shares of common stock, $0.0001 par value (the “Common Stock”), authorized for issuance pursuant to the Plan is equal to (i) 2,400,000 newly authorized shares (the “Newly Authorized Shares”), plus (ii) any shares that remained available for issuance under the Cross Country Healthcare, Inc. 2020 Omnibus Incentive Plan (the “Prior Plan”) as of the Effective Date and shares underlying any outstanding awards granted under the Prior Plan that, following the Effective Date, expire, or are terminated, surrendered, cancelled, exchanged, or forfeited, for any reason without issuance of such shares (the “Prior Plan Shares”). The Company is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register the offer and sale of an aggregate of 3,477,152 shares of Common Stock, which consists of (i) the 2,400,000 Newly Authorized Shares and (ii) 1,077,152 Prior Plan Shares.
Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information concerning the Plan required by Part I of this Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not filed as part of this Registration Statement in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents, which have previously been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:
1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 23, 2024.
2. The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the Commission on May 2, 2024.
3. The Company’s Current Reports on Form 8-K filed with the Commission on February 21, 2024, May 9, 2024, May 15, 2024, and May 16, 2024.
4. The description of the Common Stock that is contained in (a) Exhibit 4.4 to the Company’s Annual Report on Form 10-K filed with the Commission on March 5, 2020 including any amendments or reports filed for the purpose of updating such description, and (b)  the Company’s registration statement on Form 8-A filed with the Commission on September 19, 2001 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.
All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that the Company has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Company files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
None.

Item 6.	Indemnification of Directors and Officers.
Amended and Restated Certificate of Incorporation
Article VI of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), as the same exists or as may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.
Article VI further provides that the Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director, officer, or employee of the Company or any predecessor of the Company or serves or served at any enterprise as a director, officer, or employee at the request of the Company or any predecessor to the Company.
Article VI of the Certificate of Incorporation expressly states that neither the amendment nor repeal of Article VI, nor the adoption of any provision of the Certificate of Incorporation inconsistent with Article VI, shall eliminate or reduce the effect of Article VI in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for Article VI, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.
Amended and Restated By-laws
Section 6.1 of the Company’s Amended and Restated By-laws (the “By-laws”) provides that each person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, or employee of the Company or is or was serving at the request of the Company as a director, officer, or employee of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as director, officer, or employee (any such person, an “indemnitee”) shall be indemnified and held harmless by the Company to the fullest extent permitted by the DGCL with respect to any proceeding other than an action by or in the right of the Company, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, and with respect to a proceeding by or in the right of the Company, against all expenses (including attorneys’ fees), actually and reasonably incurred or suffered by such person in connection therewith, and that indemnification shall continue as to a person who has ceased to be a director, officer, or employee and shall inure to the benefit of such person’s heirs, executors, and administrators. In addition to the right to indemnification, Section 6.1 provides that the indemnitees shall have the right to be paid by the Company the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by that person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced, if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the By-laws or otherwise. Notwithstanding the foregoing, to the extent permitted by Delaware law, the Company shall provide advancement to any such person seeking advancement in connection with a proceeding (or part thereof) initiated by that person, only if that proceeding (or part thereof) was authorized by the Board, and the Company shall provide advancement in connection with any proceeding brought by the Company which was authorized by the Board, only if such advancement is also authorized by the Board.
Section 6.2 of the By-laws provides that if a claim under Section 6.1 of the By-laws is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting that claim to the fullest extent permitted by law.
Section 6.3 of the By-laws expressly states that the right to indemnification and the advancement of expenses conferred in Section 6 of the By-laws shall not be exclusive of any other right any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-laws, agreement, vote of stockholders, or disinterested directors or otherwise.
Section 6.4 of the By-laws requires the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Company or another corporation, partnership, joint venture, trust, or other enterprise against any such expense, liability, or loss, whether or not the Company would have the power to indemnify such person against that expense, liability, or loss under Delaware law.
Section 6.5 of the By-laws provides that, to the extent any director, officer, or employee is by reason of such position, or a position with another entity at the request of the Company, a witness in any proceeding, such person shall be indemnified against all costs and expenses actually and reasonably incurred by such person or on such person’s behalf in connection therewith.
Section 6.6 of the By-laws provides that the Company may enter into agreement with any director, officer, employee, or agent of the Company in providing for indemnification to the fullest extent permitted by Delaware law.
General Corporation Law of the State of Delaware
Under Section 145 of the DGCL, the Company is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:
Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where such person had no reasonable cause to believe such person’s conduct was unlawful.
Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
Under Section 145(c) of the DGCL, indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by directors, officers, employees, and agents is required in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue, or matter therein.
Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee, or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit, or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
Under Section 145(g) of the DGCL, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation, a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability asserted against or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to provide indemnity under Section 145.

The above discussion of the Company’s Certificate of Incorporation, By-laws, and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Certificate of Incorporation, By-laws, and applicable statutes.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 filed herewith).

24.1*	Power of Attorney (contained on signature page hereto).

99.1*	Cross Country Healthcare, Inc. 2024 Omnibus Incentive Plan.

107*	Filing Fee Table.
_____________________
*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on May 22, 2024.

CROSS COUNTRY HEALTHCARE, INC.

By:	/s/ Susan E. Ball
Susan E. Ball
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
POWER OF ATTORNEY
We, the undersigned officers and directors of Cross Country Healthcare, Inc., hereby severally constitute and appoint William J. Burns and Susan E. Ball and each of them singly, our true and lawful attorney and agent with full power and authority to sign for us and in our names in the capacities indicated below, a Registration Statement under the Securities Act of 1933, as amended, on Form S-8 or such other form as such attorneys-in-fact, or any of them, may deem necessary or desirable, any amendments thereto, and all post-effective amendments and supplements to such Registration Statement, for the registration of the Company’s securities and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and generally to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement shall comply with the Securities Act of 1933, as amended, and the applicable rules and regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 22, 2024.

Signature	Title

/s/ John A. Martins John A. Martins	President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ William J. Burns William J. Burns	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

/s/ James V. Redd III James V. Redd III	Chief Accounting Officer (Principal Accounting Officer)

/s/ Kevin C. Clark Kevin C. Clark	Director, Co-Founder and Chairman of the Board of Directors

/s/ Dwayne Allen Dwayne Allen	Director

/s/ Venkat Bhamidipati Venkat Bhamidipati	Director

/s/ W. Larry Cash W. Larry Cash	Director

/s/ Gale Fitzgerald Gale Fitzgerald	Director

/s/ Janice Nevin, M.D., MPH Janice Nevin, M.D., MPH	Director

/s/ Mark Perlberg, JD Mark Perlberg, JD	Director